Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements and Experts” and to the use of our reports dated February 8, 2002 with respect to Dreyfus New Leaders Fund, Inc., October 11, 2002 with respect to Dreyfus Growth and Value Funds, Inc., Dreyfus Aggressive Growth Fund, and November 8, 2001 with respect to Dreyfus Premier Equity Funds, Inc., Dreyfus Premier Aggressive Growth Fund which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus New Leaders Fund, Inc.

ERNST & YOUNG LLP

New York, New York
November 5, 2002